                                                                      Exhibit 12


                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                        Three months ended
                                                                          March 31, 1996
                                                                        ------------------
Income before provision for income taxes...........................        $      756.8
Equity in income of less than majority-owned subsidiaries..........               (71.6)
Dividends from less than majority-owned subsidiaries...............                29.6
Interest expense, including interest on capital lease obligations..               122.7
Portion of rent expense representative of the interest factor......                22.2
                                                                           ------------
Income, as adjusted................................................        $      859.7
                                                                           ============

Fixed charges:

Interest expense, including interest on capital lease obligations..        $      122.7
Portion of rent expense representative of the interest factor......                22.2
Capitalized interest...............................................                14.1
Preferred stock dividend...........................................                 3.8
                                                                           ------------
Fixed charges......................................................        $      162.8
                                                                           ============

Ratio of Earnings to Fixed Charges.................................                5.28
                                                                           ============